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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    June 14, 2004

RICHARDSON ELECTRONICS, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-12906 (Commission File Number)	36-2096643 (IRS Employer Identification No.)

40W267 Keslinger Road
P.O. Box 393
LaFox, Illinois    60147-0393
(Address of Principal Executive Offices)    (Zip Code)

Registrant's telephone number, including area code (630) 208-2200

Item 7. Financial Statements and Exhibits.

        See Exhibit Index.

Item 12. Results of Operations and Financial Condition.

        On June 14, 2004, Richardson Electronics, Ltd. (the "Company") filed an amended registration statement on Form S-1 (the "Amended Registration Statement") disclosing, among other things, financial results for the fourth quarter and full year of fiscal 2004.

        For the fourth quarter of fiscal 2004, the Company expects to report sales of approximately $145 million, an increase of 22% from the fourth quarter of fiscal 2003, led by sales in Asia/Pacific which are anticipated to be $33 million for the quarter, an increase of 54% from the prior fiscal year's fourth quarter. Gross margin is expected to be in the range of 24.6% to 25.0% of sales for the quarter with operating expenses anticipated to be between 20.7% and 21.1% of sales. Operating expenses for the quarter included program costs related to foreign entity cash management, PeopleSoft implementation, and Sarbanes-Oxley compliance. Net income is expected to be between $2.0 million and $2.4 million with earnings per diluted share anticipated to be in the range of $0.14 to $0.16 on a weighted average of 14.553 million shares outstanding.

        For fiscal 2004, the Company expects to report sales of approximately $520 million, an increase of 12% over the prior year led by sales in Asia/Pacific of over $100 million, up 33% from fiscal 2003. Sales for all of the strategic business units increased from the prior year. Gross margin is expected to be in the range of 24.4% to 24.6% of sales with operating expenses anticipated to be between 20.8% and 21.0% of sales for the year. Net income is expected to be between $5.6 million and $6.0 million with earnings per diluted share anticipated to be in the range of $0.39 to $0.41 on a weighted average of 14.418 million shares outstanding.

        The above figures are preliminary pending the completion of the Company's external audit. The Company expects to report full fourth quarter and fiscal year results later in the month of June.

        The Amended Registration Statement also includes, among other things, new guidance for fiscal 2005 financial results.

        This report includes certain "forward-looking" statements as defined by the SEC. Statements in this report regarding the Company's business which are not historical facts represent "forward-looking statements" that involve risks and uncertainties including, without limitation, our preliminary fiscal 2004 results. Actual results could differ materially from those contained in the forward-looking statements due to, among other things, adjustments and corrections that may occur as the Company completes its external audit, as well as risks and uncertainties contained under "Risk Factors" in the Company's Amended Registration Statement. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

        The Amended Registration Statement has been filed with the SEC but has not yet become effective. The securities covered thereby may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. Any offer of the securities will be made solely by means of the prospectus included in the registration statement.

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Preliminary Sales
Fiscal 2004

	SALES
	FY 2003	FY 2004	% Change
	(In millions, unaudited)
By Business Unit:
Fourth Quarter
RF and Wireless Communications Group	$52	$68	31%
Industrial Power Group	24	32	29%
Security Systems Division	22	25	13%
Display Systems Group	18	19	4%
Other	2	2

Total	$119	$145	22%

Fiscal Year:
RF and Wireless Communications Group	$204	$231	13%
Industrial Power Group	96	113	18%
Security Systems Division	92	102	11%
Display Systems Group	64	66	4%
Other	8	8

Total	$465	$520	12%

	SALES
	FY 2003	FY 2004	% Change
	(In millions, unaudited)
By Geographic Area:
Fourth Quarter
North America	$64	$76	20%
Europe	28	31	11%
Asia/Pacific	21	33	54%
Latin America	5	5	-9%
Corporate	1	1

Total	$119	$145	22%

Fiscal Year:
North America	$260	$276	6%
Europe	103	117	13%
Asia/Pacific	78	104	33%
Latin America	21	20	-2%
Corporate	3	3

Total	$465	$520	12%

NOTE:
Fiscal 2003 data has been reclassified to conform with the fiscal 2004 presentation. These modifications include:
•  reclassifying broadcast tubes from RF and Wireless Communications Group to Industrial Power Group; and
•  reclassifying direct export and a portion of Corporate to the identified geographic areas based on ship to location.
Europe includes sales to Middle East and Africa.
Corporate consists of freight and other non-specific sales.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RICHARDSON ELECTRONICS, LTD. (Registrant)
Date: June 14, 2004	By:	/s/ WILLIAM G. SEILS
William G. Seils Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description
99.1	Amendment No. 4 to the Registration Statement on Form S-1 of Richardson Electronics, Ltd. (Commission File No. 333-113568) filed on June 14, 2004, incorporated by reference herein.

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  Item 7. Financial Statements and Exhibits.
  Item 12. Results of Operations and Financial Condition.
  Preliminary Sales Fiscal 2004
Exhibit Index